Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stephen G. Lear

Chairman, President and Chief Executive Officer

slear@northshoretrust.com

(847) 336-4430

Emily Ansani Appointed to Board of Directors of NSTS Bancorp, Inc. and

North Shore Trust and Savings

Waukegan, IL, April 22, 2024 – NSTS Bancorp, Inc. (the “Company”), the holding company for North Shore Trust and Savings (the “Bank”), announced today that Ms. Emily E. Ansani has been appointed to the Board of Directors of both the Company and the Bank. Ms. Ansani was appointed to fill the vacancy in the class of directors whose term expires at the Company’s annual stockholder meeting in 2025.

Ms. Ansani previously served as a Vice President with Bank of America, where she held various positions in Capital Markets Risk Management, the Futures Clearing Division, the Special Assets Division and the Global Corporate Bank. She graduated from the University of Dayton with a Bachelors of Science degree in Finance. Ms. Ansani served on the Board of Directors of Siena Catholic Schools of Racine from 2017 through 2023. While on such Board she was Board treasurer for two years and continues to serve on the Finance Committee.

“We are excited to have Ms. Ansani join our board. Ms. Ansani’s financial experience and community involvement make her a valuable addition to the Company,” said Mr. Stephen G. Lear, Chairman, President and Chief Executive Officer of the Company.

About NSTS Bancorp, Inc. and North Shore Trusts and Savings

NSTS Bancorp Inc. is the holding company of North Shore Trust and Savings. As of December 31, 2023, North Shore Trust and Savings had approximately $256.8 million in assets and operates from its headquarters and main banking office in Waukegan, Illinois, as well as two additional full-service branch offices located in Waukegan and Lindenhurst, Illinois, respectively. For over 100 years, North Shore Trust and Savings has served the local communities where it operates and has deep and longstanding relationships with its businesses and retail customers as well as local municipalities.